UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IonQ, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On April 25, 2024, IonQ, Inc. (the “Company”) commenced distributing proxy materials to its shareholders, including a Notice of Annual Meeting of Shareholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its annual meeting of shareholders to be held on June 5, 2024 (the “Annual Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 25, 2024. On May 29, 2024, the Company issued the following statements regarding the Annual Meeting:

[The following is a post made to the Company’s social media page on x.com (formerly Twitter)]:

IonQ will host our Annual Meeting of Shareholders Wed, June 5th, at 10 AM ET. The meeting centers on IonQ’s yearly proxy proposals. We encourage shareholders to vote their shares. Look for mail or email from your bank or broker that holds your IonQ shares, or contact them. $IONQ

[The following is a message sent from Jordan Shapiro, the Company’s Vice President of Financial Planning & Analysis and Head of Investor Relations and Corporate Development to the Company’s employees via messaging platform, Slack]:

Hi all, hope you’re having a great Wednesday!

As you may know, IonQ’s Annual Meeting is coming up in one week on Wednesday, June 5th, at 10A ET. You are all welcome to dial in for the Annual Meeting, but as a heads up, it is mostly a quick formality (read: 5-minute call) so might not be worth your time.

What is important about Annual Meeting is that it locks in our stockholders’ voting on the items in our proxy statement (such as approving our board members, compensation plan, etc.). In order to get these items passed, we need to meet quorum, i.e. have 50%+ of holders vote their shares. For that reason, we are asking all of you who are stockholders (should be most of you, with some exceptions for recent joiners, etc.) to please vote your shares ASAP to bring us closer to quorum. Every share truly makes a difference here.

How do you vote? You will have received an email (to your personal inbox) or snail mail from wherever you hold your IonQ shares instructing you on how to vote and providing your “Control #”, i.e. unique ID that allows you to vote. For those of you using E*TRADE paper-free, check your inboxes from ~1 month ago for an email title, “Vote now! IONQ, INC. Annual Meeting” from id@proxyvote.com. You’ll see a friendly banner like the below image. If you have any questions on voting, please feel free to ping @Stacey Giamalis, @Kevin Caimi, or me.

Thanks in advance for your help!